Exhibit (k)(3)

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into effective as of             , 2011 (“Effective Date”) between, on the one hand, Tennenbaum Capital Partners, LLC (“Licensor”), a Delaware limited liability company with its principal place of business at 2951 28th Street, Suite 1000 Santa Monica, California 90405, and, on the other, TCP Capital Corp., a Delaware corporation with its principal place of business at 2951 28th Street, Suite 1000 Santa Monica, California 90405 (“Licensee”), as follows:

RECITALS

WHEREAS, Licensor is a well-known investment manager that has acquired through diligent effort over many years a premier reputation within the financial services and investment management community for excellence in the fields of investing, investment management, and the financial and operational management of companies in which Licensor has made or supervised investments;

WHEREAS, Licensee acknowledges the fame and reputation of Licensor, and the goodwill associated with the trade name and service mark TCP which is owned by Licensor and used in commerce by Licensor in association with its business and with the services it provides to investors, companies, and others; and,

WHEREAS, subject to the terms set forth below, Licensee wishes to receive a license, and Licensor wishes to grant Licensee a license, to use the TCP mark in association with the commercial activities of Licensee, as more fully defined below;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follow:

1.                                    LICENSE

Subject to and conditioned upon Licensee’s compliance with all the terms of this Agreement, Licensor grants to Licensee a nonexclusive, personal, revocable, worldwide nontransferable license, without the right to delegate or sub-license, to (i) use the trade name TCP as a component of the trade name of Licensee in the manner depicted in Exhibit A, and (ii) to use the service mark TCP as a component of the permitted variations of this service mark described in Exhibit A in association with the services of Licensee.  All rights not expressly granted to Licensee are reserved to Licensor.  The trade name and service mark TCP, along with the permitted variations thereof licensed hereunder, are hereinafter referred to collectively as the “Marks” and each individually as a “Mark.”

2.                                    OWNERSHIP AND USE OF THE MARKS

2.1                            Licensee stipulates and agrees that, subject only to the license granted herein, all rights, title and interests in and to the Marks is and shall be owned exclusively by Licensor.  Licensee shall not take any action inconsistent with Licensor’s ownership of the Marks, and covenants that it, acting alone or together with others, shall not initiate any proceeding in any forum challenging the existence, validity, or enforceability of the Marks, or any future variation of the Marks adopted by Licensor.  All goodwill and proprietary rights derived from the use by Licensee of the Marks shall inure to Licensor’s benefit.  At the request, and expense, of Licensor, Licensee shall provide all cooperation requested by Licensor in connection with any effort by Licensor to establish, perfect, or defend the Marks, or any Mark, or Licensor’s rights therein, including, without limitation, providing exemplars and samples of Licensee’s use of the Mark, executing commercially reasonable forms of consent, assignment or release, and providing good faith testimony by affidavit, declaration, deposition or any other means.

2.2                            Licensee stipulates and agree that the Marks embody and symbolize the goodwill of Licensor, and are associated with the highest quality services in the fields of investment, investment management, financial services, and the financing and management of operating businesses.  All activities of Licensee carried out under the Mark used as a trade name, and all products and services provided under the Marks in commerce by Licensee, shall be of a nature and quality consistent with the high quality and reputation of Licensor and of the Marks, as reasonably determined by Licensor.  At Licensor’s request, Licensee shall provide all samples, and permit all inspections and audits reasonably determined by Licensor to be necessary to assure and confirm Licensee’s compliance with this quality standard.  All uses of any Mark by Licensee shall be made consistent with such reasonable use and style guidelines as are provided by Licensor from time to time.  Without limitation, Licensee shall not alter, modify, or otherwise mutilate any Mark, and shall not create or develop any variation or new version of the Marks.  Except as otherwise permitted by Licensor, Licensee shall designate each service mark use of a Mark with the appropriate proprietary designation, such as, as appropriate to each mark, SM, or ® and shall also provide the following notice, with the prominence customarily given to such notices in the specific context of use:

“TCP, TCP Capital, and the TCP Capital logo mark are the proprietary names and marks of Tennenbaum Capital Partners, LLC, an independently operated entity, and used with permission.”

In all agreements, publications, and materials in which Licensee uses the Marks as a trade name or as a component of its trade name, Licensee shall expressly disclose, in writing, that Licensee is an independently operated entity, and that, in dealing with Licensee, third parties shall have no recourse of any kind against Licensor.

2.3                            Licensee acknowledges that proper use of the Marks in compliance with this Agreement is of benefit to Licensor through the increased fame and reputation that will inure to Licensor through Licensee’s appropriate activities.  Hence, Licensee covenants that, subject to the terms of this agreement and only for so long as this License Agreement remains in effect, it may use the Marks as a component of its trade names, and in connection with all services of Licensee that are of an appropriate nature and quality.

2.4                            Licensee represents, warrants and covenants that: (i) they have the authority to enter into this Agreement and perform all obligations under and exercise all rights in compliance with, this Agreement; (ii) all uses of Marks by Licensee shall be made in compliance with law and regulation, without breach of any contractual obligation or duty imposed by law (such as tort duties); and (iii) in its use of the Marks, Licensee shall not associate the Mark with any product, service, or activity that violates, infringes, or otherwise misappropriates any proprietary right or interest of any third party other than alleged rights in the Marks.

3.                                    TERM AND TERMINATION

3.1                            The term of this Agreement shall be for a period of one (1) year beginning on the Effective Date.  Unless terminated pursuant to its terms, this Agreement shall automatically renew for successive one year terms.

3.2                            Notwithstanding the above, the license grant set forth herein to Licensee, or, at Licensor’s discretion, this entire Agreement, may be terminated by Licensor at its sole discretion for any reason or no reason at all, such termination to be effective sixty (60) days following the receipt of written notice thereof from Licensor by Licensee.  Only After the expiration of the first one (1) year term, Licensee may terminate this Agreement at its sole discretion for any reason or no reason at all, such termination to be effective sixty (60) days following the receipt of written notice thereof from Licensee by Licensor.  In addition, this Agreement may be terminated by any party upon a material breach by the other party upon thirty (30) days prior written notice to the other party, provided that termination may be avoided if such breach is cured to the satisfaction of the non-breaching party within the thirty (30) days.  Finally, Licensor may terminate this agreement upon Licensor’s determination that Licensee is not in compliance with Section 2 above, and Licensor determines, at its sole discretion, that Licensee remains non-compliant fifteen (15) days after receiving written notice thereof from Licensor.

3.3                            Licensee shall cease and desist from all use of any Mark immediately upon the termination or expiration of this Agreement for any reason.  Termination or expiration of this Agreement shall neither release nor discharge any party from any obligation, debt or liability which shall have previously accrued and which remains to be performed upon the date of termination nor prevent a party from pursuing any other remedies at law or in equity.

4.                                    NOTICES

All notices required by this Agreement shall be deemed given when in writing and delivered personally or deposited in the United States mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth below or on such other address as the party may designate in writing in accordance with this Section:

If to Licensor:	If to Licensee:

Tennenbaum Capital Partners, LLC	TCP Capital Corp.

2951 28th Street, Suite 1000	2951 28th Street, Suite 1000

Santa Monica, California 90405	Santa Monica, California 90405

ATTN: Elizabeth Greenwood, General Cousnel	ATTN: Elizabeth Greenwood, CCO

Notices given by mail shall be deemed received two (2) business days after mailing.

5.                                    GENERAL PROVISIONS

This Agreement has been executed and delivered in, and shall be construed and enforced in accordance with, the laws of the State of California.  This Agreement shall be binding upon and shall inure to the benefit of Licensor and its successors and assigns.  Except as expressly permitted in advance in writing by Licensor, Licensee, acting alone or together with others, shall not assign or otherwise transfer any rights granted to it under this Agreement for any reason, nor permit any other person (except Special Value Continuation Partners, LP) to enjoy such rights through sublicensing, delegation, subcontracting, agency relationship or other means.  Except as aforesaid, no provision of this Agreement is intended, nor shall any provision of this Agreement be deemed or interpreted, to create any benefit to or for any person not a party to this Agreement.  This Agreement may be amended only by a written instrument signed by the authorized representatives of the parties.  This Agreement represents the entire Agreement of the parties regarding Licensee’s right to exploit any Mark and supersedes any previous agreements between the parties relating to the same subject matter.  No waiver of any provision of this Agreement shall be effective against either party unless it is in writing and signed by the party granting the waiver.  The failure to exercise any right shall not operate as waiver of such right.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Licensee stipulates and agrees that any breach by either of them of any provision of Section 2, or use of the Marks outside of the scope of the grant set forth in Section 1, will cause Licensor irreparable harm for which monetary damages will not be an adequate remedy.  Therefore, Licensee stipulates that, in addition to all such other remedies to which Licensor may be entitled at law or in equity, Licensor shall be entitled to receive temporary, preliminary, and permanent injunctive relief with regard to any such breach of Sections 2 or use of the Marks outside the scope of Section 1 by Licensee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.  By their signatures below, each of the parties represents that they have the authority to execute this Agreement and do hereby bind the party on whose behalf their execution is made.

“Licensor”	“Licensee”

Tennenbaum Capital Partners, LLC	TCP Capital Corp.

By:	By:

Print:	Print:

Its:	Its:

Date:	Date:

EXHIBIT A

In addition to conforming with such style and usage guidelines as are set forth in the Agreement or as Licensor may provide Licensee from time to time pursuant to section 2.2 of the Agreement, all uses of the Mark shall conform to the following:

I.                                      Trade Name Uses.

All uses of the Marks as a component of the trade names of Licensee shall conform to the following, and no other trade name uses are permitted:

1.                                    TCP Capital Corp. and TCP Capital, where “TCP” is always depicted in capital letters, without intervening punctuation, and as part of a single continuous phrase with the word “Capital,” which shall always appear immediately following “TCP” in the same font size, font color, and font style with “TCP”.

II.                                Service Mark Uses.

All uses of the Marks as a service mark shall conform to the following:

1.                                    The permitted service marks are the word mark TCP Capital, and the design variation of the TCP Capital mark that will be provided by Licensor to Licensee.

2.                                    In the service marks, the letters “TCP” shall not be used as a service mark apart from the term “Capital.”

3.                                    Except as otherwise permitted by Licensor, the service mark shall be designated with an SM designation in all prominent uses.

III.                          Amendment.

This Exhibit A is in addition to, and without limitation, of Licensor’s rights and privileges under the Agreement.